Exhibit 23.1
Consent of Independent Auditors
We consent to the use of our report dated August 28, 2009, with respect to the financial statements of Pegasus Biologics, Inc. as of and for the years ended December 31, 2008 and 2007, included in the Form 8-K/A of Synovis Life Technologies, Inc., dated September 18, 2009. We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-80259, 333-14093, 333-14137, 333-144480 and 333-130598) of Synovis Life Technologies, Inc. of our report dated August 28, 2009, with respect to the financial statements of Pegasus Biologics, Inc., included in Form 8-K/A of Synovis Life Technologies, Inc.

/s/ Ernst & Young LLP
Orange County, California
September 18, 2009